Exhibit 10.2

AMENDMENT OF

AND JOINDER TO

ADVERTISING AGREEMENT

THIS IS AN AMENDMENT (the “Amendment”), dated as of May 6, 2015, to that certain Advertising Agreement (the “Agreement”) dated as of December 23, 2014 and amended as of March 26, 2015, by and between and Beanstock Media, Inc. (“Beanstock”), and MeetMe, Inc. (“MeetMe”). Adaptive Medias, Inc. (“Adaptive”) hereby joins the Agreement for, among other things, the purpose of guaranteeing Beanstock’s payment obligations thereunder and under the Beanstock Publisher Agreement dated as of September 23, 2013 by and between Beanstock and MeetMe (the “Desktop Agreement”).

In consideration of the agreements set forth herein and intending to be legally bound, the parties hereto agree as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

2.

Payment. On or before June 30, 2015, Beanstock shall pay in full Agreement Invoice #INV001481 dated March 31, 2015 attached hereto as Exhibit A. Except with respect to the forgoing, Beanstock shall pay all amounts under each of the Agreement and the Desktop Agreement on a current and timely basis as they become due.

3.

Consent to Acquisition and Assignment. MeetMe hereby consents to Adaptive’s proposed acquisition of Beanstock on such terms as Adaptive and Beanstock shall mutually agree. Upon the earlier to occur of (i) completion of said acquisition, or (ii) September 1, 2015, provided that upon said date all amounts due under the Agreement and the Desktop Agreement have been paid in full, Adaptive shall become Beanstock’s successor in interest under each of the Agreement and the Desktop Agreement. MeetMe shall cooperate reasonably with Beanstock and Adaptive in order to effect said assignment.

4.

Guarantee. Adaptive hereby absolutely, irrevocably and unconditionally guarantees the due and punctual payment, discharge, performance and satisfaction of all payment obligations of Beanstock under each of the Agreement and the Desktop Agreement. If Beanstock fails to pay any amounts due under either agreement, Adaptive shall upon demand immediately pay to MeetMe said amounts in full. Adaptive agrees that this guarantee constitutes a guarantee of payment when due and not of collection. Adaptive shall have no right of subrogation with respect to any payments it makes under this guarantee until all payment obligations under the Agreement and the Desktop Agreement have been fully satisfied.  Adaptive’s obligations hereunder shall be absolute and unconditional, shall not be subject to any counterclaim, set‐off, deduction or defense based upon any claim Adaptive may have against MeetMe or Beanstock or upon the completion of Adaptive’s acquisition of Beanstock, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected for any reason whatsoever, until the complete performance of Adaptive’s obligations hereunder.

5.

No Waiver. Nothing herein, including without limitation Adaptive’s guarantee set forth above, shall constitute a waiver by MeetMe of any rights under the Agreement or the Desktop Agreement, including without limitation the right to terminate either agreement for Cause or material breach in accordance with its respective terms. For example and without limitation, if Beanstock fails to pay any amounts due under the Agreement when due, MeetMe may, in its sole option, terminate the Agreement for Cause without first seeking payment from Adaptive of such amounts.

6.

Ratification of Agreement. Except as expressly set forth in this Amendment, the Agreement is hereby ratified in full and shall, as so changed by this Amendment, continue in full force and effect. Furthermore, each of the parties hereby acknowledges and agrees that as of the date of its signature below it is not aware of any breach of the Agreement by the other party.

7.

Counterparts. This Amendment may be executed and delivered originally or by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

BEANSTOCK MEDIA, INC.	MEETME, INC.

/s/ Jim Waltz	/s/ Frederic Beckley
By: Jim Waltz	By: Frederic Beckley
Title: CEO	Title. General Counsel and EVP Business Affairs

ADAPTIVE MEDIAS, INC.

/s/ Omar Akram
By: Omar Akram
Title: President

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